Exhibit 99.1

February 21, 2018

Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720

Media: Matt Samson (matt.b.samson@huntington.com), 312.263.0203

HUNTINGTON BANCSHARES INCORPORATED ANNOUNCES MANDATORY CONVERSION OF 8.50% SERIES A CONVERTIBLE PREFERRED STOCK

COLUMBUS, Ohio - Huntington Bancshares Incorporated (www.huntington.com) announced today that it has elected to effect the conversion of all of its outstanding 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock (Nasdaq: HBANP) (the “Series A Preferred Stock”) into Huntington Bancshares Incorporated common stock (Nasdaq: HBAN) (the “Common Stock”) pursuant to the terms of the Series A Preferred Stock. On February 20, 2018, the closing sale price of the Common Stock was $15.90, which marked the 20th trading day in the previous 30 consecutive trading days that the Common Stock closed above $15.54 (which is equal to 130% of the applicable conversion price for the Series A Preferred Stock), triggering the right of Huntington Bancshares Incorporated to elect to mandatorily convert all shares of Series A Preferred Stock into shares of Common Stock in accordance with the terms of the Series A Preferred Stock. The conversion will be effective on February 22, 2018 (the “Mandatory Conversion Date”).

On the Mandatory Conversion Date, each share of Series A Preferred Stock will be converted into 83.6680 shares of Common Stock. Cash will be paid in lieu of fractional shares of Common Stock. No action by holders of the Series A Preferred Stock is required.

There are currently 362,253 shares of Series A Preferred Stock outstanding, all of which will be converted to Common Stock on the Mandatory Conversion Date. The conversion of the Series A Preferred Stock will not impact Huntington Bancshares Incorporated’s previously announced per share results and guidance, which included the dilutive impact of the conversion.

Upon conversion at the close of business on the Mandatory Conversion Date, the Series A Preferred Stock will no longer be outstanding and all rights with respect to the Series A Preferred Stock will cease and terminate, except the right to receive the number of whole shares of Common Stock issuable upon conversion of the Series A Preferred Stock and any required cash-in-lieu of fractional shares. Following the conversion, the Series A Preferred Stock will be delisted from trading on Nasdaq.

Following the Mandatory Conversion Date, the holders of the Series A Preferred Stock will not be entitled to receive any dividends on their converted shares of Series A Preferred Stock, including the previously declared dividend that would have been payable on April 16, 2018 to holders of record as of April 1, 2018. The former holders of the Series A Preferred Stock will be entitled to receive the previously declared cash dividend on the Common Stock of $0.11 per share payable on April 2, 2018, with respect to the shares of Common Stock received in the conversion, provided that they are shareholders of record of such shares of Common Stock at the close of business on March 19, 2018.

About Huntington

Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio, with $104 billion of assets and a network of 966 branches and 1,848 ATMs across eight Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides auto dealer, equipment finance, national settlement, and capital market services that extend beyond its core states. Visit huntington.com for more information.

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